Exhibit 10.6

PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No.	Call / Coll	Account	Officer	Initials
$112,925.00	04-24-2020	04-24-2022	10	1	12176000	DR
References in the boxes above are for Lenders use only and do not limit the applicability of this document to any particular loan or item. Any item above containing”***” has been omitted due to text length limitations.

Borrower:	Black Ridge Oil & Gas Inc 110 North 5th Street, Suite 410 Minneapolis, MN 55403	Lender:	Kensington Bank Cokato 101 3rd Street SE, PO Box 220 Cokato, MN 55321

Principal Amount: $112,925.00	Date of Note: April 24, 2020

PROMISE TO PAY. Black Ridge Oil & Gas Inc ("Borrower") promises to pay to Kensington Bank ("Lender"), or order, in lawful money of the United States of Arnerica, the principal amount of One Hundred Twelve Thousand Nine Hundred Twenty-five & 00/100 Dollars ($112,925.00), together with interest on the unpaid principal balance from April 24, 2020, calculated as described in the "INTEREST CALCULATION METHOD" paragraph using an interest rate of 1.000% per annum based on a year of 360 days, until paid in full. The interest rate may change under the terms and conditions of the INTEREST AFTER DEFAULT" section.

PAYMENT. Borrower will pay this loan in one principal payment of $112,925.00 plus interest on April 24, 2022. This payment due on April 24, 2022, will be for all principal and all accrued interest not yet paid. In addition, Borrower will pay regular monthly payments of all accrued unpaid, interest due as of each payment date, beginning November 24, 2020, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If. Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered tot Kensington Bank, Cokato, 101 3rd Street SE, PO Box 220, Cokato, MN 55321.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by 5.000 percentage points. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

Loan No: 10	PROMISSORY NOTE (Continued)	Page 2

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained, in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced, by this Note.

Change in Ownership. Any change in ownership of twenty-five percent- (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions. If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then borrower will pay that amount.

Loan No: 10	PROMISSORY NOTE (Continued)	Page 3

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including reasonable attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. if not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Minnesota without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Minnesota.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Wright County, State of Minnesota.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $30.00 if Borrower makes a payment on Borrower's loan and, the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with tender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

COLLATERAL. This loan is unsecured.

PURPOSE. SBA Paycheck Protection Program loan.

WHEN FEDERAL LAW APPLIES. When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA Regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal Immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may, not claim or assert against SBA any locator state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

PPP LOAN FORGIVENESS DETAILS. Under the PPP (Payroll Protection Program) , a borrower will be eligible for loan forgiveness up to the full principal amount and any accrued interest. The forgiveness amount is equal to the amount spent by the borrower during an 8-week period after the origination date of the loan on payroll costs, interest payments (but not principal) on any mortgage incurred prior to February 15, 2020, payment of rent on any lease in force prior to February 15, 2020, and payment on any utility for which service began before February 15, 2520. The amounts forgiven may not exceed the principal amount of the loan. The maximum amount of loan forgiveness for non-payroll expenses is 25% of the loan amount.

Eligible payroll costs include compensation up to $100,000 in prorated wages per employee. Aggregate payroll cost must not exceed payroll costs incurred during the equivalent 8-week period in the previous year, proportionate to the number of employees.

The amount of loan forgiveness may be reduced if there is a reduction in the number of employees or a. reduction more than 25 percent in wages paid to employees To encourage employers to rehire any employees who have already been laid off due to the, COVID-19 crisis, borrowers that re-hire workers previously laid off will not be penalized for having a reduced payroll at the beginning of the period. The PPP also allows forgiveness for additional wages paid to tipped workers.

Loan No: 10	PROMISSORY NOTE (Continued)	Page 4

Borrowers will verify through documentation to the lender their payments during the period, and lenders that receive the required documentation will not be subject to an enforcement action or penalties by the Administrator relating to loan forgiveness for eligible uses.

A lender may request that the SBA purchase the expected forgiveness amount of a PPP loan or pool of PPP loans at the end of week seven of the covered period. The lender must submit a report requesting advance purchase with the expected forgiveness amount to the SBA. The report shall include the Paycheck Protection Program Application Form and information:about how the forgiveness amount was determined. The SBA will purchase the expected forgiveness amount of the PPP loan(s) within 15 days of the date on which the SBA receives a complete report that demonstrates that the expected forgiveness amount is indeed reasonable.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender:and its successors and assigns.

CERTIFICATION AND ACKNOWLEDGEMENT. By signing the promissory note, the borrower certifies that:

The Applicant was in operation on February 15, 2020 and had employees for whom it paid salaries and payroll taxes or paid independent contractors, as reported on Form(s) 1099-MISC.

Current economic uncertainty makes this loan request necessary to support the ongoing operations of the Applicant.

The funds will be used to retain workers and maintain payroll or make mortgage interest payments, lease payments, and utility payments, as specified under the Paycheck Protection Program Rule; I understand that if the funds are knowingly used for unauthorized purposes, the federal government may hold me legally liable, such as for charges of fraud.

The. Applicant will provide to the Lender documentation verifying the number of full-time equivalent employees on the Applicant's payroll as well as the dollar amounts of payroll costs, covered mortgage interest payments, covered rent payments, and covered utilities for the eight-week period following this loan.

I understand that loan forgiveness will be provided for the sum of documented payroll costs, covered mortgage interest payments, covered rent payments, and covered utilities, and not more than 25% of the forgiven amount may be for non-payroll costs.

During the period beginning on February 15, 2020 and ending on December 31, 2020, the Applicant has not and will not receive another loan under the Paycheck Protection Program.

I further certify that the information provided in this application and the information provided in all supporting documents and forms is true and accurate in all material respects.. I understand that knowingly making a false statement to obtain a guaranteed loan from SBA is punishable under the law, including under 18 USC 1001 and 3571 by imprisonment of not more than five years and/or a fine of up to $250,000; under 15 USC 545 by imprisonment of not more than two years and/or a fine of not more than $5,000; and, if submitted to a federally insured institution, under 18 USC 1014 by imprisonment of not more than thirty years and/or a fine of not more than $1,000,000.

Loan No: 10	PROMISSORY NOTE (Continued)	Page 5

I acknowledge that the lender will confirm the eligible loan amount using required documents submitted. I understand, acknowledge and agree that the Lender can share any tax information that I have provided with SBA's authorized representatives, including authorized representatives of the SBA Office of Inspector General, for the purpose of compliance with SBA loan Program Requirements and all. SBA reviews.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. In addition, Lender shall have all the rights and remedies provided in the related documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and maybe exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower shall not affect Lender's right to declare a default and to exercise its rights and remedies. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral, or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

SECTION DISCLOSURE. To the extent not preempted by federal law, this loan is made under Minnesota Statutes, Section 47.59.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BLACK RIDGE OIL & GAS INC

By: /s/ Kenneth T DeCubellis

       Kenneth T DeCubellis, President/CEO of Black Ridge Oil & Gas Inc